EXHIBIT 10.2

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

PAINCARE ACQUISITION COMPANY VI, INC.

SPINE, ORTHOPEDIC AND PAIN CENTER, P.C.

AND

MICHAEL P. MARTIRE, M.D.

DATED AS OF

DECEMBER 23, 2003

1.	DEFINITIONS.		1

2.	RELATIONSHIP OF PARTIES.		2

	2.1	Appointment and Acceptance.	2

	2.2	The Practice Operator.	2

	2.3	Sole Authority to Practice Medicine.	2

	2.4	Relationship to the Parties.	2

	2.5	No Patient Referrals.	2

	2.6	Compliance with Corporate Practice of Medicine.	3

3.	RESPONSIBILITIES OF MANAGER.		3

	3.1	Premises, Utilities and Equipment.	3

	3.2	Office Services and Supplies.	4

	3.3	Medical Group Administrator.	4

	3.4	Other Personnel.	4

	3.5	Bookkeeping and Accounting Services.	5

	3.6	Financial and Management Reports.	5

	3.7	Billing and Collection; Payment of Expenses.	5

	3.8	Physician Selection and Recruitment.	7

	3.9	Licenses and Fees.	7

	3.10	Insurance Premiums.	7

	3.11	End User of Certain Items.	7

4.	RESPONSIBILITIES OF The Practice Operator.		7

	4.1	Physicians.	7

	4.2	Allied Health Professionals.	8

	4.3	Physician Compensation.	8

	4.4	Payment for Outside Provider Services.	8

	4.5	Other Expenses.	9

	4.6	Billing Information and Assignments.	9

	4.7	Practice Accounts.	9

	4.8	Employment and Independent Contractor Agreements.	9

	4.9	Use of Premises, Equipment, and Manager Property.	9

	4.10	Continuing Medical Education.	10

	4.11	Licensing and Accreditation.	10

	4.12	Information.	10

	4.13	Advancement of Certain Costs.	10

	4.14	Stock Ownership Restrictions.	10

	4.15	Actions Requiring Manager’s Consent.	11

5.	QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW.		12

	5.1	Quality and Utilization Management.	12

	5.2	Peer Review.	12

6.	MANAGED CARE CONTRACTING AND ADMINISTRATION.		13

	6.1	Contracting.	13

	6.2	Contract Administration.	13

	6.3	Network Development.	14

	6.4	Cooperation; Compliance.	14

7.	BUDGET.		14

8.	MANAGER’S COMPENSATION.		15

	8.1	In General.	15

	8.2	Payment of Management Fee.	15

	8.3	Security Interest.	15

	8.4	Assignment of Practice Receivables.	16

9.	INSURANCE.		17

	9.1	In General.	17

	9.2	Contracting Providers.	17

	9.3	Tail Insurance.	17

10.	LIQUIDATED DAMAGES; CONFIDENTIALITY.		18

	10.1	Liquidated Damages.	18

	10.2	Solicitation.	18

	10.3	No Running of Provisions During Breach.	18

	10.4	Duration and Geographical Limits	19

	10.5	Reasonable.	19

	10.6	Third Party Beneficiaries.	19

	10.7	Defenses.	19

	10.8	Blue Pencil Doctrine.	19

	10.9	Confidentiality; Press Releases and Public Announcements.	20

	10.10	Enforcement.	20

	10.11	Revisions; Severability	21

	10.12	Tolling of Periods	21

11.	TERM AND TERMINATION.		21

	11.1	Term.	21

	11.2	Termination by Practice Operator.	21

	11.3	Specific Termination by Manager.	22

	11.4	Other Termination.	22

	11.5	Effect of Termination.	23

	11.6	Intentionally Omitted.	23

	11.7	Contract Modifications for Prospective Legal Events	23

12.	RECORDS AND RECORDKEEPING.		23

	12.1	Access to Information.	23

	12.2	Ownership and Inspection of Records.	23

	12.3	Confidentiality of Records.	24

	12.4	Storage of Records.	24

13.	INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.		24

	13.1	License of the Practice Operator Name and Logo.	24

	13.2	Proprietary Property.	24

	13.3	Use of Management Information System (MIS).	25

		13.3.1 Practice Operator’s Use of Manager’s MIS.	25

		13.3.2 Manager’s Use of Practice Operator’s MIS.	25

	13.4	Confidentiality.	25

14.	MISCELLANEOUS.		26

	14.1	Governing Law; Jurisdiction.	26

	14.2	Amendment.	26

	14.3	Assignment.	26

	14.4	Requirement of Good Faith.	26

	14.5	Force Majeure.	26

	14.6	Indemnification.	27

	14.7	Access to Records.	27

	14.8	Waivers.	27

	14.9	Severability.	27

	14.10	Entire Understanding.	27

	14.11	Further Assurances.	28

	14.12	Notices.	28

	14.13	Headings.	28

	14.14	Construction.	28

	14.15	Remedies Cumulative.	29

	14.16	Attorneys’ Fees.	29

	14.17	Authorized Persons.	29

	14.18	Counterparts.	29

	14.19	Survival.	29

15.	DISPUTE RESOLUTION		29

	15.1	Dispute Resolution	29

		15.1.1 General.	29

		15.12 Arbitration	29

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of this 23rd day of December, 2003, by and among PAINCARE ACQUISITION COMPANY VI, INC., a Florida corporation which has been qualified to transact business in North Dakota (“Manager”), SPINE, ORTHOPEDIC AND PAIN CENTER, P.C., a North Dakota professional corporation (the “Practice Operator”) and, for purposes of Sections 4.14 and 4.15 only, MICHAEL P. MARTIRE, M.D., as the sole shareholder of Practice Operator (“Michael P. Martire, M.D.”). Manager, Practice Operator and Michael P. Martire, M.D. are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Practice Operator is a newly formed North Dakota professional corporation which pursuant to that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”), dated of even date herewith, by and among SPINE AND PAIN CENTER, INC., a North Dakota corporation (the “Company”), Michael P. Martire, M.D. and PainCare Holdings, Inc., a Florida corporation (“PainCare”) has or will be acquiring the Medical Assets of the Company and thereafter conducting a medical practice at one or more office practice locations of the Practice Operator in the State of North Dakota;

B. Manager is in the business of providing comprehensive management, administrative and support services to medical practices to enhance the ability of such medical practices to render high quality medical services;

C. Practice Operator desires to engage Manager to provide management services to it and to operate all of the business aspects of Practice Operator’s operations from the date hereof (the “Effective Date”) and all of the business aspects of the Practice Operator’s operations without influence or control over any aspects of Practice Operator’s practice of medicine from the Effective Date of the Merger through the remainder of the Term, so that Practice Operator and Practice Operator may focus on the rendering of professional medical services and the quality of the professional medical services which Practice Operator and Practice Operator each renders, and Manager desires to provide such management services, all as more fully set forth and described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

2. RELATIONSHIP OF PARTIES.

2.1 Appointment and Acceptance. The Practice Operator hereby appoints and engages Manager, as of the Effective Date, as the sole and exclusive manager of the Practice, and Manager accepts such appointment and engagement, in accordance with the terms and conditions of this Agreement. Subject to the terms, conditions, authorizations, and limitations set forth in this Agreement, Manager shall have the exclusive authority and responsibility to manage the operations of the Practice, to provide such facilities and services for the operation of the Practice as are described in Section 3, and to take all actions related thereto.

2.2 The Practice Operator. “Practice Operator” shall mean (i) the Practice Operator, for any and all actions, events, occurrences, duties, and obligations that arise after the Effective Date of the Merger. The Company shall have no responsibility for, and shall be held harmless and indemnified by the Practice Operator with respect to any liabilities, duties or obligations of the Practice Operator (including but not limited to the Management Fee) existing as of or arising anytime after the Effective Date of the Merger.

2.3 Sole Authority to Practice Medicine. Notwithstanding the provisions of Section 2.1, the Practice Operator, through Physicians employed by the Practice Operator, shall have exclusive authority and control over the medical aspects of the Practice to the extent they constitute the practice of medicine, including all diagnosis, treatment and ethical determinations with respect to patients which are required by Law to be decided by a physician. Any delegation of authority by the Practice Operator or its Physicians to Manager that would require or permit Manager to engage in the practice of medicine in the State shall be prohibited and deemed ineffective, and the Practice Operator shall have the sole authority with respect to such matters. For so long as applicable State Laws prohibit same, Manager shall not be required or permitted to engage in, and the Practice Operator shall not request Manager to engage in, activities that constitute the practice of medicine in the State. The Practice Operator, through Physicians employed by the Practice Operator, shall have the sole authority regarding determining medical services and medical care policies as required by applicable Law.

2.4 Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between Manager and the Practice Operator. In performing all services required hereunder, Manager shall be in the relation of an independent contractor to the Practice Operator, providing services to the medical practice operated by the Practice Operator.

2.5 No Patient Referrals. MANAGER SHALL NEITHER HAVE NOR EXERCISE ANY CONTROL OR DIRECTION OVER THE NUMBER, TYPE, OR RECIPIENT OF PATIENT REFERRALS MADE BY PHYSICIANS AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS DIRECTING OR INFLUENCING SUCH REFERRALS. NONE OF MANAGER’S ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT, OR OTHERWISE, SHALL CONSTITUTE OBLIGATIONS OF MANAGER TO GENERATE PATIENT FLOW OR BUSINESS TO THE PRACTICE OPERATOR. RATHER, THE PRACTICE OPERATOR HAS ENGAGED MANAGER TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE IN ORDER TO ENABLE THE PHYSICIANS TO FOCUS ON DELIVERING THE HIGHEST QUALITY OF PATIENT CARE BY REMOVING THE INCREASINGLY BURDENSOME TASK OF OPERATING THE BUSINESS ASPECTS OF THE PRACTICE. NO BENEFITS TO THE PRACTICE OPERATOR OR MANAGER UNDER THIS AGREEMENT REQUIRE OR ARE IN ANY WAY CONTINGENT UPON THE ADMISSION, RECOMMENDATION, REFERRAL OR ANY OTHER ARRANGEMENT FOR THE PROVISION OF ANY ITEM OR SERVICE OFFERED BY MANAGER OR THE PRACTICE OPERATOR OR ANY OF THEIR AFFILIATES.

2.6 Compliance with Corporate Practice of Medicine. THE PARTIES HERETO HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT COMPLIES WITH THE CORPORATE PRACTICE OF MEDICINE PROHIBITIONS IN THE STATE IN WHICH THE PRACTICE OPERATES. THE PARTIES HERETO UNDERSTAND AND ACKNOWLEDGE THAT SUCH LAWS MAY CHANGE, BE AMENDED, OR HAVE A DIFFERENCE INTERPRETATION AND THE PARTIES INTEND TO COMPLY WITH SUCH LAWS IN THE EVENT OF SUCH OCCURRENCES AND TO AMEND THE PROVISIONS OF THIS AGREEMENT ACCORDINGLY. UNDER THIS AGREEMENT, THE PRACTICE OPERATOR SHALL HAVE THE EXCLUSIVE AUTHORITY AND CONTROL OVER THE MEDICAL ASPECTS OF THE PRACTICE TO THE EXTENT THEY CONSTITUTE THE PRACTICE OF MEDICINE, WHILE MANAGER SHALL HAVE THE SOLE AUTHORITY TO MANAGE THE BUSINESS ASPECTS OF THE PRACTICE AS MORE FULLY DESCRIBED IN SECTION 3 OF THIS AGREEMENT.

3. RESPONSIBILITIES OF MANAGER. During the Term, so long as the Practice Operator operates a full-time medical practice, and subject to all of the provisions of this Agreement, Manager, as the sole and exclusive manager of the Practice, shall have exclusive decision making authority with respect to the following and shall provide or assist in obtaining the following facilities, equipment, supplies and services:

3.1 Premises, Utilities and Equipment.

3.1.1 Manager will lease upon such terms and conditions as it deems commercially reasonable (the “Lease”) for the benefit of the Practice Operator the premises used by the Practice Operator and the Physicians for the conduct of their medical practice. All premises used by the Practice Operator in the conduct of the Practice are collectively referred to herein as the “Premises.” Manager shall be responsible for arranging for the provision of, all reasonably necessary and appropriate utilities, building services and supplies, including but not limited to all water, gas, heat, air conditioning, power, light, janitorial and maintenance services at the Premises. Such utilities, building services and supplies and all other items related to the Premises to be provided by Manager shall be subject to the terms, conditions, limitations and restrictions set forth in such Lease.

3.1.2 Manager may acquire (by lease or purchase), or otherwise assist the Practice Operator in acquiring (by lease or purchase) such equipment, fixtures and furnishings used by Physicians for the conduct of the Practice and shall arrange for, or assist the Practice Operator in arranging for, the provision of such equipment, fixtures and furnishings to the Practice Operator. Subject to other limitations set forth herein, Manager shall assist the Practice Operator in obtaining such other equipment, fixtures, and furnishings and replacement equipment as determined by Manager and the Practice Operator to be reasonably required for the operation of the Practice. All equipment provided hereunder, whether original equipment acquired by Manager, replacement equipment or new equipment shall collectively be referred to herein as the “Equipment.” Practice Operator shall maintain the Equipment in reasonably good condition and repair, reasonable wear and tear excepted. Manager will acquire (by lease or purchase) or assist Practice Operator in obtaining such additional new Equipment or replacement Equipment as may be reasonably required from time to time. Title to all Equipment utilized in the Practice will be in the name of Manager during the Term and at all times thereafter, unless the Practice Operator acquires such Equipment. To the extent the Equipment is subject to one or more equipment leases, such Equipment shall be subject to all of the terms, conditions, limitations and restrictions set forth in such leases.

THE PRACTICE OPERATOR ACKNOWLEDGES THAT MANAGER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE FITNESS, SUITABILITY OR ADEQUACY OF ANY FURNITURE, FIXTURES, EQUIPMENT, INVENTORY, OR SUPPLIES LEASED OR PROVIDED PURSUANT TO THIS AGREEMENT FOR THE CONDUCT OF A MEDICAL PRACTICE OR FOR ANY OTHER PARTICULAR PURPOSE BUT WILL FOR THE BENEFIT OF THE PRACTICE OPERATOR EXERCISE, IF REASONABLY NECESSARY, ALL RIGHTS IT MAY HAVE AGAINST THE MANUFACTURER OF SUCH FURNITURE, FIXTURES, EQUIPMENT, INVENTORY, OR SUPPLIES WITH RESPECT TO ANY MANUFACTURER WARRANTIES.

3.2 Office Services and Supplies. Manager shall purchase or cause to be purchased all medical, office, and other supplies reasonably required for the operation of the Practice, consistent with guidelines to be determined by Manager, including all reasonable and necessary telephone services for the official business of the Practice, laundry services, linen, uniforms, printed stationery, forms, telephone answering service, reception, secretarial and transcribing services, paging devices, postage, and duplication services.

3.3 Medical Group Administrator. Manager may appoint an individual(s) to whom Manager shall delegate responsibility for the overall administration of the Practice pursuant to this Agreement (the “Medical Group Administrator”). Manager shall unilaterally determine any and all compensation, payroll taxes, fringe benefits, bonuses, disability insurance, workers’ compensation insurance and any other benefits of the Medical Group Administrator.

3.4 Other Personnel. To the extent that the Practice Operator does not have sufficient personnel to carry out its business activities, the Manager shall furnish to the Practice Operator the services of all other personnel as reasonably requested by the Practice Operator for the effective operation of the Practice, other than: (i) Allied Health Professionals determined by Manager and the Practice Operator to be most properly employed by the Practice Operator for purposes of Payor requirements or applicable provisions of Law; and (ii) the Physicians. Consistent with applicable Laws, Manager shall make (with any suggestions or advice of Practice Operator) all hiring and termination decisions, establish and pay all wages, salaries and compensation, determine staffing levels, individual work hours, personnel policies and employee benefit programs for all of Manager’s personnel providing services to or through the Practice. However, the Practice Operator shall have the right and obligation to direct and supervise the delivery of health care services (if any) by personnel furnished by Manager.

3.5 Bookkeeping and Accounting Services. Manager shall perform or caused to be performed all reasonable bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of the business records, papers, documents, ledgers, journals and reports relating to the business operations of the Practice; the establishment, administration and implementation of accounting procedures, controls, forms and systems; and the preparation of financial and management reports referenced in Section 3.6.

3.6 Financial and Management Reports. Manager shall prepare and furnish to the Practice Operator the following reports:

3.6.1 Periodic income statements for the operation of the Practice, in accordance with the manner and form that Manager normally utilizes for its books and records, in such time intervals as Manager deems appropriate, but not less frequently that quarterly. Manager shall not be responsible for preparing the Practice Operator’s federal and state income tax returns or for the payment of any of the Practice Operator’s income taxes. All such statements will be prepared on an accrual basis of accounting in accordance with GAAP, with such exceptions thereto as are determined by Manager to be advisable, including provisions for interim period reporting; and

3.6.2 Any additional financial management reports and information that Manager determines would assist the Practice Operator in evaluating its productivity and services.

3.6.3 Nothing in this Agreement shall limit the right of the Practice Operator to reasonably audit provided at least 30 days prior written notice is provided to Manager and no more than two times per year Manager’s activities or obtain copies of Manager’s records as they pertain to Practice Operator’s practice.

3.7 Billing and Collection; Payment of Expenses.

3.7.1 Manager shall provide or cause to be provided all billing and collection services for all fees payable with respect to the Practice Operator’s provision (either directly or through Contracting Providers and Outside Providers) of services, equipment, devices and supplies to patients of the Practice, including, but not limited to, technical services and all professional medical services provided to the Practice’s patients at the Premises or in a hospital or other health facility or other location, by the Practice Operator’s Physicians, Outside Providers, or the Allied Health Professionals. Manager and the Practice Operator shall work together to establish policies and protocols which help ensure that upcoding or false claims do not occur. In connection with such billing and collection services, the Practice Operator and Manager will endeavor to integrate billing compliance programs with third party audits of statistically valid samples of randomly selected claims;

3.7.2 Manager shall review the payables of the Practice Operator and shall cause payment thereof to be made out of the funds of the Practice Operator;

3.7.3 The Practice Operator and the Physicians hereby irrevocably appoint Manager for the Term as their respective true and lawful attorney-in-fact to take the following actions for and on behalf of and in the name of the Practice Operator and the Physicians and agree to execute the Limited Power of Attorney, attached hereto as Exhibit 3.7.3 and any other instrument reasonably requested by Manager to evidence such appointment or necessary to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby:

(i) Bill patients and Payors in the name and provider number(s) of the Practice Operator and Physicians;

(ii) Collect in the name of the Practice Operator and Physicians from patients, insurance companies and all other Payors (other than from the state or federal government), all charges resulting from the provision of equipment, devices, and supplies provided and services rendered to patients of the Practice, including technical services and all professional medical services provided by the Practice Operator and Physicians to patients at the Premises, or in a hospital, health facility, or any other location; and to collect capitated payments and all other charges, fees or salaries resulting from or related to the operation of the Practice, including but not limited to any and all hospital incentive funds and funds from shared risk and bonus pools under any risk sharing arrangements wherein the Practice Operator or Physicians are the provider of medical services;

(iii) Other than with respect to Government Receivables, to take possession of and endorse in the name of the Practice Operator all cash, notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable (and the Practice Operator shall cause individual Physicians who receive directly any payments for the benefit of the Practice Operator to deliver such amounts to Manager, to be handled pursuant to this Agreement in a manner consistent with other payments);

(iv) Other than with respect to Government Receivables, deposit all such collections directly into one or more Practice Accounts and to make withdrawals from such Practice Account(s) for such purposes as are consistent with the provisions of this Agreement or to deposit all such collections directly into a depository account in the name of Manager;

(v) Other than with respect to Government Receivables, place accounts for collection, settle and compromise claims, and institute legal action for the recovery of accounts, and then only with the prior consent and approval of Practice Operator which will not be unreasonably withheld; and

(vi) To execute all instruments or documents necessary or appropriate in connection with the above.

3.7.4 With respect to Government Receivables, Manager shall bill for same pursuant to the Billing Agreement, which Manager and the Practice Operator will agree to simultaneously herewith. Also, with respect to all Governmental Receivables, the Practice Operator shall enter into an agreement with its depository bank, and attach a copy of same hereto as Exhibit 3.7.4, to cause the depository bank to receive such payments and deposit them into an account (“Government Account”) in the name of the Practice Operator, negotiate such payments, and sweep the proceeds of such account on a daily basis, into one or more bank accounts maintained in the name of Manager or an Affiliate of Manager. The bank in which the Government Account is located shall be a bank that is not providing financing to either the Manager or the Practice Operator or acting on behalf of another party in connection with such financing. The instructions of the Practice Operator shall be revocable at the sole instruction of the Practice Operator; provided, however, that if the Practice Operator revokes such instructions, it shall be in default of this Agreement and Manager shall be entitled to seek an order or judgment from a court of proper jurisdiction for specific performance to sweep the Government Account pursuant to this Agreement.

3.8 Physician Selection and Recruitment. To the extent allowable under applicable Laws, Manager shall establish and implement guidelines for the selection, hiring and termination of Physicians. Manager will also further assist the Practice Operator in recruiting new Physicians and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, assisting the Practice Operator in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates; provided, however, the Practice Operator shall interview and make the ultimate decision as to whether to employ or retain a specific candidate. All Physicians recruited with the assistance of Manager to render professional medical services on behalf of the Practice Operator shall be the employees of the Practice Operator, to the extent such Physicians are hired as employees. Any expenses incurred in the recruitment of Physicians, including, but not limited to, employment agency fees, relocation expenses and interviewing expenses shall be Practice Operating Expenses.

3.9 Licenses and Fees. Upon the Practice Operator’s request, Manager shall cause the payment to be made for professional licensure fees and board certification fees of Physicians associated with the Practice Operator. Any such expenses shall be Practice Operating Expenses in accordance with Section 1.43 on Exhibit 1.

3.10 Insurance Premiums. Manager shall cause all premiums to be paid as Practice Operating Expenses, with respect to the policies of insurance to be obtained pursuant to Section 9.

3.11 End User of Certain Items. Other than with respect to space, equipment, and other items purchased or leased by the Practice Operator, the Parties agree and acknowledge that Manager is the “end-user” of all items acquired by the Manager in order to fulfill its duties and obligations to the Practice Operator under this Agreement. Accordingly, Manager shall be responsible for the sales and use tax, if any, applicable to such items and shall remit same to the applicable governmental agency.

4. RESPONSIBILITIES OF THE PRACTICE OPERATOR. The Practice Operator shall operate a full-time medical practice during the Term, which practice shall operate efficiently and properly as measured against Comparable Practice Standards. In furtherance of the foregoing, the Practice Operator shall provide and perform the following during the Term:

4.1 Physicians. Subject to Section 4.15 and to the right of the Manager to establish and implement guidelines for the selection, hiring, and termination of Physicians, the Practice Operator shall have the authority to engage (whether as employees or as Contracting Providers), promote, discipline, suspend and terminate the services of, all Physicians. Notwithstanding the foregoing, the Practice Operator and Manager shall agree on the amount of compensation payable to Physicians. The Practice Operator shall ensure that all Physicians employed or contracted by the Practice Operator are appropriately supervised with respect to the provision of services to patients. The Practice Operator shall consult with Manager prior to engaging new Physicians, subject to the guidelines established by the Practice Operator for the hiring of new Physicians. The Practice Operator shall staff the Practice as required for the efficient operation of the Practice, and as otherwise necessary to meet the requirements of Payor Contracts. The Practice Operator shall provide full and prompt medical coverage consistent with prior custom of the Practice (including “on call” coverage, as appropriate). At all times during the Term, all Physicians shall be providers in the Medicare program and the Practice Operator shall have a Medicare provider number. In addition, the Practice Operator shall ensure that each Physician shall:

4.1.1 Maintain an unrestricted license to practice medicine in the State, and maintain good standing with the State Medical Board;

4.1.2 Maintain a Federal Drug Enforcement Administration certificate without restrictions, to the extent necessary for his or her practice;

4.1.3 Maintain such hospital medical staff memberships and clinical privileges appropriate to his or her specialty, as determined by the Practice Operator and sufficient to meet the requirements of Payors;

4.1.4 Perform medical services through the Practice and otherwise operate the Practice, in accordance with all Laws and with prevailing and applicable standards of care;

4.1.5 Maintain his or her skills through continuing education and training;

4.1.6 Maintain eligibility for professional liability insurance for his or her specialty; and

4.1.7 Satisfy such other requirements as are reasonably requested by Manager.

4.2 Allied Health Professionals. Consistent with Section 3.4 above, Practice Operator shall employ all Allied Health Professionals, unless required by applicable Law to be employed by the Manager. Manager and the Practice Operator shall work together in the recruiting, hiring, training and terminating of Allied Health Professionals with ultimate decision as to same resting with the Practice Operator, subject to Section 4.15. The Practice Operator shall have the sole right and obligation to direct and supervise the health care services provided to patients by Allied Health Professionals, whether employed by the Practice Operator or Manager.

4.3 Physician Compensation. The Practice Operator shall be responsible for the payment of all compensation and benefits payable to all Physicians, as well as Allied Health Professionals, if any, who are employees or independent contractors of the Practice Operator, including all applicable vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health, life or disability insurance or any other employee benefits of any kind or nature, provided that Manager shall manage and implement on behalf of the Practice Operator the actions necessary to operate the payroll and compensation systems of the Practice Operator.

4.4 Payment for Other Employees and Outside Provider Services. The Practice Operator shall be responsible for the payment of all costs and expenses related to other employees and Outside Provider Services. The Practice Operator hereby authorizes and directs Manager to pay and discharge the Practice Operator’s obligations to pay such other employees and Outside Provider Services from Practice Revenues.

4.5 Other Expenses. The Practice Operator shall be responsible for the payment of all other expenses of the Practice Operator, provided that Manager shall assist the Practice Operator in managing and implementing on behalf of the Practice Operator the actions necessary to cause such payments to be made. The expenses of operating the Practice which are incurred by Manager will be recouped by Manager through the Operations Fee component of the Management Fee. Further, the Practice Operator shall not: (i) incur any Indebtedness, other than in the Ordinary Course of Business, except as provided in an agreed upon Budget or with Manager’s prior written consent; (ii) agree to permit, or take any action which would result in, the attachment of any Encumbrance to, or the burdening with any Encumbrance of, any of its assets, except as provided in an agreed upon Budget or with Manager’s prior written consent, other than in the Ordinary Course of Business; or (iii) make any Investment.

4.6 Billing Information and Assignments. The Practice Operator shall promptly provide Manager with all billing information requested by Manager to enable Manager to bill and collect the Practice Operator’s charges, and the Practice Operator shall procure consents to assignments and other approvals and documents necessary to enable Manager to obtain payment or reimbursement from payors and patients. The Practice Operator shall obtain, with the assistance of Manager, all provider numbers necessary to obtain payment or reimbursement for its services. The billing services Manager performs on the Practice Operator’s behalf pursuant to the terms of this Agreement shall be conducted in the name of the Practice Operator and with the use of the Practice Operator’s identification number to the extent required by applicable Laws.

4.7 Practice Accounts. The Practice Operator shall maintain one or more Practice Accounts at local banks selected by Manager. The Practice Operator shall take such action as is necessary to maintain Manager’s authority at its sole discretion, to make withdrawals from and deposits into such Practice Accounts other than any accounts that are established to receive payments on Government Receivables. The Practice Operator shall not maintain any bank account for cash deposits which is not a Practice Account for purposes of this Agreement. Manager shall bill, collect and receive (other than for Government Receivables) all Practice Revenues and shall deposit the Practice Revenues collected directly into a Practice Account, and (other than for Government Receivables) shall specifically have the authority to take all funds out of the Practice Account, as often as Manager deems appropriate, at its sole discretion, and insert such funds in another account to facilitate the use of such funds for the purposes described herein. Notwithstanding the foregoing, Manager will not commingle monies of the Practice Operator with funds with any other practice which it manages.

4.8 Employment and Independent Contractor Agreements. The Practice Operator shall require that each Physician practicing full time by and through the Practice execute an employment agreement (a “Physician Employment Agreement”) or an independent contractor agreement (a “Physician Independent Contractor Agreement”), the form of which must be approved by Manager.

4.9 Use of Premises, Equipment, and Manager Property. The Practice Operator acknowledges and agrees that the Premises and the Equipment, supplies and services (including forms, stationery, and signage) provided by Manager pursuant to this Agreement are provided to the Practice Operator solely for use in the conduct of the Practice, and the Practice Operator shall not use such Premises, Equipment, supplies or services for any reason other than the provision of health care services by and through the Practice Operator and subject to any restrictions contained in any lease or license therefor. The Practice Operator agrees to comply with all Laws governing and regulating the use of the Premises, Equipment, supplies or services, and shall have no right, title or interest in such Premises, Equipment, supplies, or services.

4.10 Continuing Medical Education. The Practice Operator shall cause all Physicians and employed, affiliated, or supervised Allied Health Professionals to participate in such continuing medical education activities as are required by Laws, and which are determined by the Practice Operator to be appropriate and within the financial limits of any applicable Budget. The Practice Operator shall monitor and provide periodic reports on such participation to Manager. Any such expenses by Physicians shall be Professional Expenses.

4.11 Licensing and Accreditation. The Practice Operator shall cause the Practice Operator, Physicians, Allied Health Providers, departments or specialty groups or other applicable subgroups of the Practice, including any Contracting Providers, to comply with all Laws and maintain such licenses and accreditations as are necessary for the provision of medical and health care services by the Practice and the Payor Contracts, and to obtain and maintain such additional licenses and accreditations as required by all applicable Laws and regulations. The Practice Operator shall conduct the Practice in compliance with all Laws and all applicable contractual requirements, including but not limited to requirements under the Payor Contracts.

4.12 Information. The Practice Operator agrees to provide Manager and its Affiliates with reasonable access, without charge, to information and material developed by the Practice Operator, for use in the performance of Manager’s obligations under this Agreement.

4.13 Advancement of Certain Costs. If, at any time during the Term, the Practice Operator’s cash flow is not sufficient to meet the Operations Fee obligations and Physician compensation obligations (subject to the parameters discussed in Section 8.2.3) at the time at which such expenses are due, Manager may, at its sole discretion, advance such sums as are necessary to pay such expenses (the “Operating Advances”), which advances shall be recouped from the Practice Operator’s future collections. The Practice Operator shall pay Manager interest on that portion of the aggregate outstanding Operating Advances which exceed One Thousand and No/100 Dollars ($1,000.00) at a commercially reasonable rate; such rate to be computed and adjusted, if necessary, at the end of each month during which the Operating Advance exceeds such threshold level (the “Operating Advance Interest Amount”). The Operating Advance Interest Amount shall be determined on a monthly basis, based on average outstanding Operating Advances during such month.

4.14 Stock Ownership Restrictions. Notwithstanding anything herein contained to the contrary, each present and future Shareholder of the Practice Operator, in consideration of the services to be provided hereunder to the Practice Operator and other good and valuable consideration, hereby grants to Manager, and agrees that Manager during the Term shall have, the right and option at any time or times to require each and every Shareholder of the Practice Operator whose Employment Agreement has been terminated, or if Michael P. Martire, M.D breaches the Merger Agreement, this Agreement or his Employment Agreement with the Practice Operator of even date herewith to sell all, or any part of, such Shareholder’s (including Dr. Martire) stock interests in the Practice Operator to any Person designated by Manager who is a licensed physician in the State of North Dakota or who may otherwise lawfully own such shares (the “Designated Person”). In acknowledgment of this provision and the other provisions set forth in this Section 4.14, each present and future Shareholder of the Practice Operator shall execute the signature page to this Agreement evidencing his agreement to the terms and conditions of this Section 4.14. The purchase price for the sale of such stock in the Practice Operator by a Shareholder shall be One Hundred Dollars ($100.00) in total and shall be effected by Manager by providing written notice to that effect to the Shareholder(s) and upon receipt of such written notice, such Shareholder(s) agrees promptly to comply with the instructions contained in such notice. To guarantee the performance of these obligations, each Shareholder hereby appoints (and each new Shareholder shall be deemed to have so appointed) Manager as his attorney-in-fact to transfer his stock in the Practice Operator to the Designated Person and agrees to execute the Stock Power attached hereto as Exhibit 4.14. This appointment is coupled with an interest and shall be irrevocable during the Term of this Agreement. All Shareholders of the Practice Operator hereby agree not to transfer, sell, assign, gift, or pledge their shares of capital stock in the Practice Operator without the prior written consent of Manager.

4.15 Actions Requiring Manager’s Consent. Notwithstanding anything herein to the contrary, the Shareholder(s) and the Practice Operator agree that the following actions by the Practice Operator shall require the prior written consent of the Manager:

4.15.1 The issuance of capital stock of the Practice Operator or of any security convertible into shares of capital stock of the Practice Operator;

4.15.2 The payment of any dividends on the capital stock of the Practice Operator or other distribution to the Shareholders of the Practice Operator;

4.15.3 Any consolidation of the Practice Operator;

4.15.4 Any sale, assignment, pledge, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, of assets, including the Practice Operator’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of the Practice Operator at the end of its most recent fiscal year ending prior to such disposition;

4.15.5 Any purchase or other acquisition of assets at any aggregate cost to the Practice Operator exceeding One Thousand and No/100 Dollars ($1,000.00) per annum with the understanding that with respect to this matter Manager’s consent will not be unreasonably withheld;

4.15.6 Any incurrence of loans or other indebtedness by the Practice Operator other than trade payables incurred in the ordinary course of business in an amount in excess of One Thousand and No/100 Dollars ($1,000.00) per annum with the understanding that with respect to this matter Manager’s consent will not be unreasonably withheld;

4.15.7 Any reclassification or recapitalization of the capital stock of the Practice Operator;

4.15.8 Any redemption or purchase of any shares of capital stock of the Practice Operator;

4.15.9 Any amendment to the Articles of Incorporation or Bylaws of the Practice Operator;

4.15.10 The dissolution or liquidation of the Practice Operator;

4.15.11 The authorization for the employment or discharge of any employed individual, or the engagement or termination of engagement of any independent contractor, at a compensation in excess of Five Thousand and No/100 Dollars ($5,000.00) per annum, or for the execution and delivery of any employment agreements or contracts with independent contractors or consultants, or the modification or termination thereof;

4.15.12 The entering into of any contract by the Practice Operator at an aggregate contract price to Practice Operator in excess of One Thousand and No/100 Dollars ($1,000.00); and

4.15.13 The creation of any indebtedness or any other obligation of the Practice Operator to any of the Shareholders of the Practice Operator or of any of the Shareholders of the Practice Operator to the Practice Operator.

5. QUALITY AND UTILIZATION MANAGEMENT; PEER REVIEW.

5.1 Quality and Utilization Management. THE PRACTICE OPERATOR ACKNOWLEDGES AND AGREES THAT A QUALITY AND UTILIZATION MANAGEMENT PROGRAM FOR DETERMINING THE MEDICAL NECESSITY AND APPROPRIATENESS OF CARE RENDERED BY THE PRACTICE OPERATOR PROVIDES CONTROLS AND PROTECTIONS THAT ASSIST TO PREVENT POTENTIAL OVERUTILIZATION WITH ANY FEE FOR SERVICE ARRANGEMENT, INCLUDING, BUT NOT LIMITED, TO THOSE REIMBURSABLE UNDER FEDERAL HEALTH

INSURANCE PROGRAMS AND ALSO PROVIDES ESSENTIAL DATA FOR THE PURPOSES OF MANAGING THE PRACTICE AND NEGOTIATING, ADMINISTERING AND MAINTAINING PAYOR CONTRACTS. The Practice Operator agrees to develop and implement a quality and utilization management program as provided herein, or as required under Payor Contracts. The Practice Operator shall cause Physicians and employed, supervised or affiliated Allied Health Professionals to participate in the development of such programs and to comply with the standards, protocols or practice guidelines established thereby and the Practice Operator will ensure that such individuals are required by their Physician Employment Agreements or other contracts to do so.

5.2 Peer Review. The Practice Operator shall develop, from time to time, peer review procedures for the Physicians and Allied Health Professionals providing services to patients of the Practice. The Practice Operator shall provide Manager with prompt notice of any material quality of care concerns relating to Allied Health Professionals or any Physicians providing services on behalf of the Practice Operator. The Practice Operator shall implement such corrective actions that the Practice Operator determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws. The Practice Operator and the Physicians will also comply with, and participate in, all peer review programs of Practice Operator or any entity with whom the Practice Operator contracts, including, but not limited to, Payors.

6. MANAGED CARE CONTRACTING AND ADMINISTRATION.

6.1 Contracting. To the extent permitted by applicable Law, Manager shall have the right to review, evaluate, and negotiate Payor Contracts on behalf of the Practice Operator; provided, however, the Practice Operator and Manager shall work together to implement controls (including attempting to ensure that Payor Contracts have utilization review and quality assurance programs) to help ensure that overutilization of services does not occur with respect to the services the Practice Operator renders. Once negotiated, Manager shall submit such Payor Contracts, with Manager’s recommendations thereupon, to the Practice Operator for review and final approval. Upon the request of Manager, the Practice Operator and Physicians, if necessary, agree to execute any Payor Contracts approved by the Practice Operator. Notwithstanding anything to the contrary herein, Manager may negotiate and enter into Payor Contracts in its own name, or in the name of other medical practices which Manager manages and pursuant to which such medical practices other than the Practice Operator will render services. In connection with the foregoing, Manager will not engage in any anticompetitive activity such as group boycotts or price fixing.

6.2 Contract Administration. Manager shall assist the Practice Operator in administering Payor Contracts, and to the extent the Practice Operator is responsible under such Payor Contracts for providing the following, Manager shall assist the Practice Operator in:

6.2.1 Claims administration, including processing all claims and encounter data of the Practice Operator for services provided to enrollees or members of Payors for which the Practice Operator is obligated to pay, and the Practice Operator will timely provide Manager with all information necessary to administer such claims;

6.2.2 Distributing payments from Payors to providers of Outside Provider Services in conformance with Section 4.4;

6.2.3 Administering any risk pools established by any Payor pursuant to a Payor Contract;

6.2.4 Determining eligibility of patients for coverage prior to the provision of medical or other services;

6.2.5 Reconciling retroactive denials of eligibility;

6.2.6 Administrating of the authorization processes established by the Practice Operator or a Payor;

6.2.7 Serving as a liaison with Payors on behalf of the Practice Operator;

6.2.8 Submitting or obtaining data and reports in accordance with Payor Contracts;

6.2.9 Resolving any grievances between the Practice Operator and Payors; and

6.2.10 Resolving enrollee or member grievances.

6.3 Network Development. Subject to applicable Laws, to the extent required under Payor Contracts or to meet the Practice Operator’s and Manager’s obligations thereunder and to the extent desirable to facilitate servicing new or potential Payor Contracts, Manager may assist the Practice Operator in developing a provider network for the provision of Outside Provider Services, including:

6.3.1 Assisting the Practice Operator in the negotiation and administration on behalf of the Practice Operator of all physician and provider agreements for Outside Provider Services, and with monitoring contract compliance and renewal dates;

6.3.2 Assisting the Practice Operator with establishing utilization guidelines and programs for Outside Provider Services and administering such utilization and quality management programs; and

6.3.3 Assisting in developing and administering specialty and hospital referral authorization procedures consistent with requirements of Payors.

6.4 Cooperation; Compliance. The Practice Operator shall cooperate with Manager in the development of integrated health care delivery systems and provider networks with a view towards entering into managed care arrangements. The Practice Operator and its Physicians will participate in various aspects of managed care arrangements as required by Payor Contracts. The Practice Operator shall operate in compliance with all Payor Contracts and shall work with Manager to attempt to obtain new Payor contracts.

ANY NETWORK ESTABLISHED BY MANAGER AND THE PRACTICE OPERATOR, PURSUANT TO THIS SECTION 6 SHALL NOT REQUIRE REFERRALS WITHIN THE NETWORK, UNLESS THE APPLICABLE MANAGED CARE CONTRACT INVOLVES CAPITATED PAYMENTS IN WHICH CASE REFERRALS WITHIN THE NETWORK WILL NOT RESULT IN INCREASED COSTS TO THE PAYOR BUT RATHER ENABLES THE NETWORK TO MANAGE ITS COSTS.

7. BUDGET. Manager, in consultation with the Practice Operator, will prepare a Budget for each Budget Period and deliver same to the Practice Operator for its approval which will not be unreasonably withheld at least one (1) month prior to the applicable Budget Period, and, if prepared, the Budget will include an annual capital expenditures budget. Failure to prepare a Budget in a timely manner shall not constitute a breach of this Agreement by Manager. In the absence of a Budget, the Practice Operator shall continue to operate in a manner consistent with the Ordinary Course of Business. Failure of the Practice Operator to disapprove of the Budget by providing Manager with written notice within 30 days of the receipt of same shall constitute approval and acceptance of the Budget. If the parties are unable to agree to a Budget within a reasonable period of time, such dispute shall be resolved in accordance with Section 15 of this Agreement.

8.	MANAGER’S COMPENSATION.

8.1 In General. In consideration for the premises, equipment, services and supplies furnished by Manager to the Practice Operator hereunder, the Practice Operator shall pay to Manager an annual management fee (the “Management Fee”) during each Year of the Term, which shall equal the sum of:

8.1.1 The Operations Fee (including applicable sales tax with respect to space and equipment) during the applicable Year; plus

8.1.2 Five Hundred Thousand Dollars ($500,000.00) (the “Base Management Fee”); plus

8.1.3 Eighty percent (80%) of the Practice Operator’s net pre-tax earnings (inclusive of the deductions for the Operations Fee and the Base Management Fee) as calculated utilizing GAAP by the Manager’s independent certified public accountants for the applicable Year (the “Bonus Management Fee”),.

For purposes of this Agreement, a “Year” shall mean every calendar year during the Term; provided, however, the first Year shall mean the period beginning on the Effective Date and ending on December 31, 2003, during which first Year such numbers set forth herein shall be annualized or prorated, to the extent applicable and appropriate.

8.2 Payment of Management Fee. Practice Operator shall pay Manager the Management Fee on a monthly basis as follows:

8.2.1 With regard to the Operations Fee, Manager shall utilize the funds from the Practice Account to pay the Operations Fee, as and when same becomes due and payable, and Manager shall have the right and authority to transfer all funds from the Practice Account to a Manager account to facilitate such payment. In all cases, however, the Operations Fee for each month must be paid on or before the 15th day of the immediately succeeding calendar month.

8.2.2 With regard to the Base and Bonus Management Fees, Manager shall retain in Manager’s accounts, from funds transferred from the Practice Account, the amounts necessary to pay the Base and Bonus Management Fees. Manager shall have the right and authority to transfer all funds from the Practice Account to a Manager account to facilitate such payment.

8.2.3 The payment of the Base and Bonus Management Fees shall be made from the Practice Accounts after payment of Professional Expenses, subject to the limitations in the following sentence. In order to distribute the appropriate amount to the Physicians and non-physician health care personnel as Professional Expenses, such distributed amount shall be determined based upon the amount that should be available to the Physicians under GAAP (i.e., accrual basis) accounting applied to the Practice’s operations.

8.3 Security Interest. To secure the Practice Operator’s obligations to Manager hereunder, the Practice Operator hereby grants Manager a security interest [which shall be subordinate to the security interest granted to the Shareholder by virtue of that certain Security Agreement by and between PainCare and Shareholder of even date herewith (hereinafter the “Shareholder’s Security Agreement”)], to the extent permitted by applicable law, in all property, if any, which the Practice Operator may now own or may hereafter acquire (the “Collateral”) including, without limitation, the following:

8.3.1 All inventory of the Practice Operator, whether now owned or hereafter acquired;

8.3.2 All equipment, machinery tools, fixtures, furnishings, leasehold improvements, furniture, vehicles or goods of the Practice Operator, whether now owned or hereafter acquired;

8.3.3 All accounts receivable, accounts, contracts, contract rights, chattel paper, and chooses in action, now or hereafter due or owing to, or owned by, the Practice Operator;

8.3.4 All general intangibles, now or hereafter owned by the Practice Operator, including, without limitation, books and records, notes, instruments, licenses, and trade names;

8.3.5 All insurance policies and proceeds thereof; and

8.3.6 All proceeds and products of the foregoing.

The Practice Operator shall execute such financing statements and other documents as shall be necessary to perfect (and maintain the perfection of) said security interest. Upon a default hereunder or other breach which results in the termination of this Agreement, or non-payment by the Practice Operator hereunder, which is not cured by the Practice Operator within thirty (30) days after receipt of written notice of default, Manager shall be entitled to exercise all rights and remedies under State law including, without limitation, all rights and remedies of a secured party under the Uniform Commercial Code for the applicable State in which the Practice Operator operates. The Practice Operator shall not sell, assign, transfer or encumber any of the Collateral without Manager’s prior written consent. The Practice Operator acknowledges and understands that Manager may assign the foregoing security interest in the Collateral to any Person or entity who may from time to time provide financing to Manager, and the Practice Operator consents to such assignment.

8.4 Assignment of Practice Receivables. Except to the extent not assignable under any applicable Law and subject to the rights of Shareholder under the Shareholder’s Security Agreement, the Practice Operator hereby irrevocably assigns, transfer, conveys and sets over to Manager all Receivables of the Practice Operator, whether now existing or hereafter created or arising, together with all proceeds thereof and whether or not such receivables constitute accounts, instruments, general intangibles, documents or other types of property under any applicable Law; provided, however, that no such assignment shall occur prior to the Closing Date under the Merger Agreement and Plan of Reorganization. It is the intent that this assignment when effective upon the Closing under the Merger Agreement and Plan of Reorganization will constitute an absolute assignment of all of the Practice Operator’s right, title and interest in and to any and all present and future Receivables and the proceeds thereof, and that Manager be vested with title to all such Receivables and proceeds. If and to the extent an absolute assignment of any Receivables is not permitted under applicable Law, then the foregoing provisions of this Section 8.4 shall not be effective with respect to such Receivables only, but all such Receivables shall, nevertheless be subject to the security interest granted to Manager by the Practice Operator pursuant to Section 8.3 hereof. The absolute assignment of all present and future Receivables as set forth herein shall terminate as to any Receivables that are created after the Termination Date and all settlement payments by the Practice Operator to Manager have been paid as provided in this Agreement. The Practice Operator acknowledges and understands that Manager shall be authorized, in its sole and absolute discretion, to grant a security interest in or otherwise assign any of the Receivables in respect to which Manager obtains title by way of assignment pursuant to this Section 8.4, to secure any and all present or future liabilities or obligations owing by Manager to the person or entity to which Manager grants such security interest or assignment.

9.	INSURANCE.

9.1 In General. Manager shall assist the Practice Operator in procuring and maintaining the following insurance with respect to the Practice: (i) comprehensive general liability insurance; (ii) property insurance covering the Premises, Equipment and supplies owned by Manager or the Practice Operator with respect to the Practice; (iii) on behalf of the Practice Operator, professional liability insurance for the acts of the Practice Operator and all Persons providing professional services through the Practice naming the applicable covered Person, Manager and the Practice Operator as an insured or additional insured, with such amounts of coverage and from such insurance service as Manager and the Practice Operator mutually agree upon, from time to time, which amounts Manager and the Practice Operator have agreed will initially be: One Million and No/100 Dollars ($1,000,000.00) per occurrence, and Three Million and No/100 Dollars ($3,000,000.00) per annual aggregate, subject to applicable adjustments; and (iv) such other insurance coverage as is determined by Manager to be advisable, or as required by applicable Law. From and after the Closing under the Merger Agreement and Plan of Reorganization, Manager may procure and maintain any insurance this Agreement requires Manager to maintain through any program of self-insurance or through an Affiliate acting in the capacity as agent or insurance company, including off-shore captive insurance companies, in each case which complies with normal actuarial standards and appropriate reserves based on such established standards, provided, however, that in the event that Manager elects to maintain such insurance through a program of self insurance or through an Affiliate, Manager and its parent entity PainCare Holdings, Inc. shall indemnify and hold the Practice Operator harmless from and against any loss (including, without limitation, any obligation to indemnify any director, officer, employee or agent of the Practice Operator) up to the amount of the stated insurance notwithstanding any insolvency of such Affiliate.

9.2 Contracting Providers. The Practice Operator shall require all Contracting Providers to procure and maintain professional liability insurance in amounts and from carriers as are determined by Manager to be reasonably necessary for the proper and efficient operation of the Practice.

9.3 Tail Insurance. All Physicians, effective as of the Termination Date, and any individual Physician, effective upon such Physician’s termination of employment with the Practice Operator, shall purchase either extended reporting insurance coverage or prior acts coverage from a subsequent insurance carrier, the medical malpractice claims made which relate to services rendered by such Physician during the Term. Any such insurance shall provide minimum coverage in the per occurrence and aggregate amounts equal to the amounts of coverage insuring such Physicians on the date immediately preceding the applicable termination date and shall name the Practice Operator and Manager as additional insureds.

10.	LIQUIDATED DAMAGES; CONFIDENTIALITY.

10.1 Liquidated Damages. The Practice Operator and Dr. Martire agree to pay the Manager the Liquidated Damage Penalty defined in Section.10.5.2 below if the Practice Operator or Dr. Martire during the first five (5) years of this Agreement, except on behalf of the Practice Operator, under any circumstances, with or without compensation, individually or as an operator, investor, shareholder, partner, director, employee, independent contractor, consultant, manager, advisor or in any other capacity whatsoever, provides pain management and physical medicine and rehabilitation medical services or serves as a medical director in connection with pain management and physical medicine and rehabilitation at any location within 100 miles of 121 West Century Avenue, Bismarck, North Dakota.9.2

10.2 Solicitation. The Practice Operator and Dr. Martire further agree to pay the Manager the Liquidated Damage Penalty defined in Section 10.5.2 below if Practice Operator or Dr. Martire during the first five (5) years of this Agreement, except on behalf of the Practice Operator, under any circumstances, shall:

10.2.1 Solicit referrals from physicians who refer to the Manager or the Practice Operator; or

10.2.2 Directly or indirectly, solicit, on behalf of himself or on behalf of or in conjunction with others, any patient who has been treated by the Practice Operator; provided, however, Dr. Martire may accept such patients if unsolicited; or

10.2.3 Solicit any person who was an employee of the Manager or the Practice Operator during the term of Dr. Martire’s employment with the Practice Operator or who was an employee of either the Manager or the Practice Operator within the two (2) year period immediately preceding the termination of Dr. Martire’s employment with the Practice Operator to become employed by Dr. Martire or any other person or entity with whom Dr. Martire may become affiliated; or

10.2.4 Solicit or engage in the solicitation of, or serve or accept any business from patients, insurance companies, managed care plans, employers or other customers of the business conducted by Practice Operator for services competitive with those of Practice Operator or it’s successors and assigns, or the Manager’s or its Affiliates;

10.2.5 Request, induce or advise any patients, insurance companies, managed care plans, suppliers, vendors, employers or other customers of the business conducted by Practice Operator or the Manager or its Affiliates to withdraw, curtail or cancel their business or other relationships with Practice Operator or the Manager or its Affiliates, or assist, induce, help or join any other person or entity in doing any of the above activities.

10.3 No Running of Provisions During Breach. If Practice Operator or Dr. Martire violates such provision and the Manager brings legal action for relief, The Manager shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of such provision. Accordingly, for any time period that Practice Operator or Dr. Martire is in violation of the provisions set forth in this Section 10, such time period shall not be included in calculating any such time period described in this Section 10.

10.4 Duration and Geographical Limits. If it shall be determined that the duration or geographical limit of any provision contained in this Section 10 is unenforceable, it is the intention of the parties that the provisions set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this Section 10.

10.5 Reasonable.

10.5.1 The Practice Operator and Dr. Martire acknowledge that (i) the provisions contained in this Section 10 are a reasonable and bear a reasonable and fair relationship to the probable damages that the Manager and the Manager would incur; (ii) are a necessary protection of the legitimate interests of the Manager; and (ii) the damages that would be suffered by the Manager in the event of a breach of this Section 10 by the Practice Operator or Dr. Martire would be difficult to ascertain with any certainty.

10.5.2 Accordingly, as Liquidated Damages, and not as a penalty, in the event of a violation by the Practice Operator or Dr. Martire of the provisions of Section 10.1 or any of the subsections thereunder, the Practice Operator and Dr. Martire shall pay The Manager, liquidated damages equal to $1,250,000 plus the amount of any Earnout Installment Payments paid or due pursuant to Section 3.4 of the Merger Agreement of even date herewith to any reduction of such Installment Payments permitted under Section 3.4(g) of the Merger Agreement; provided however that Dr. Martire shall have the option to make payment by returning to the Manager the PainCare Shares which he received pursuant to the Merger Agreement which shall be valued at the price at which such stock was valued under the terms of the Merger Agreement.

10.6 Third-Party Beneficiaries. All successors and assigns of the Manager, its Affiliates, and all successors and assigns of such Affiliates are third-party beneficiaries of the restrictive covenants contained in this Section 10 and the provisions of this Section 10 are intended for the benefit of, and may be enforced by, the Manager and its Affiliates and their successors and assigns with the understanding that except as set forth herein there no other third party beneficiaries with respect to this Section 10.

10.7 Defenses. The existence of any claim or cause of action by the Shareholder against The Manager or Subsidiary, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by The Manager, Subsidiary, or any of The Manager’s or Subsidiary’s successors and assigns or Affiliates and such Affiliates’ successors and assigns, but shall be litigated separately. The provisions of this Section 11 shall survive the termination of this Agreement.

10.8 Blue Pencil Doctrine. The covenants set forth in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

10.9 Confidentiality, Press Releases, and Public Announcements.

10.9.1 No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

10.9.2 The Parties covenant and agree that from and after the Effective Date, neither of the Parties nor their Affiliates (to the extent any such Affiliate has received Confidential Information as defined below or Trade Secrets, as defined below) shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 10.9 will prohibit the disclosure of any Confidential Information or Trade Secrets which is required to be disclosed by a Party or any of its or his Affiliates in connection with any court action or any proceeding before any authority. Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 10.9.2, no disclosure shall be made until the disclosing Party shall give notice to the non-disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non-disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non-disclosing in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Effective Date. For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding the foregoing, Confidential Information does not include information: known at the time of disclosure or later by the public other than as a result of disclosure in violation of this Agreement; that becomes available on a non-confidential basis from a person not known by it to be bound by a confidentiality agreement or who is not prohibited from transmitting the information to it; or was known or available from a person who, after inquiry, is not prohibited from transmitting it.

10.10 Enforcement. The Practice Operator and the Physicians agree that any breach of the restrictive covenant in Section 10 will result in irreparable damage to Manager for which Manager will have no adequate remedy at law, and, therefore, the Practice Operator and the Physicians consent to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Manager enjoining any such breach, without prejudice to any other right or remedy to which Manager shall be entitled including remedies at law. All of Manager’s Affiliates are specifically hereby named as third party beneficiaries of the covenants contained in Section 10 with full right and power to enforce these provisions against the Practice Operator and the Physicians.

10.11 Revision; Severability. The necessity of each of the restrictions set forth in Section 10 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the Parties and the Parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests of Manager. However, in the event that any portion of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant. Moreover, the Parties agree that the existence of any claim or cause of action by the Practice Operator or a Shareholder against Manager, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

10.12 Tolling of Periods. In the event of a breach of this Section 10, and Manager, any of its successors and assigns or any of its Affiliates brings an action for injunctive relief or other relief, such Party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant, unless a court of competent jurisdiction holds that the restrictive covenant is not enforceable in whole or in part. Accordingly, for any time period in which the restrictive covenants set forth in Section 10 are being violated, such time period shall not be included in calculating the duration of the restrictive covenants indicated above.

11 TERM AND TERMINATION.

11.1 Term. The initial term of this Agreement shall, unless earlier terminated pursuant to the terms hereof, be for a forty (40) year period commencing on the Effective Date and ending on the 40th Anniversary thereof (the “Initial Term”). Upon expiration of the Initial Term, the Agreement shall be extended for successive five (5) year periods (each such five (5) year period shall be referred to as an “Extended Term” and the Initial Term and any Extended Term shall be referred to in this Agreement as the “Term”), unless either the Practice Operator or Manager provides the other with written notice of its desire not to renew, not less than ninety (90) days prior to the end of the Initial Term or the applicable Extended Term. The same terms and conditions of this Agreement shall apply to an Extended Term, unless the Practice Operator and Manager mutually agree in writing to alter the terms and conditions.

11.2 Termination by Practice Operator. The Practice Operator shall be entitled to terminate this Agreement by giving written notice to Manager, upon Manager’s intentional material misappropriation, theft, or embezzlement of the Practice Operator’s monies or other assets. In addition, the Practice Operator shall be entitled to terminate this Agreement by giving written notice to Manager, if Manager breaches the terms of this Agreement and does not cure such breach within thirty (30) days after Practice Operator provides the Manager with such notice of termination. Moreover, Practice Operator shall be entitled to terminate this Agreement by delivering notice of termination to the Manager in the event the Manager: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating the Manager bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of the Manager or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

11.3 Specific Termination by Manager. Except as otherwise provided herein, Manager may terminate this Agreement by giving written notice to the Practice Operator, if: (i) the Practice Operator or if Dr. Martire or any Physician who succeeds him is suspended or prohibited from participating in the Medicare or Medicaid programs or are excluded from entering into healthcare provider agreements with the managed care or healthcare insurance industry and such suspension, prohibition or exclusion is not rescinded within thirty (30) days following the commencement thereof; (ii) Dr. Martire or any Physician who succeeds him has his/her license to practice medicine in any state or his/her Drug Enforcement Number suspended, relinquished, terminated, restricted or revoked and the same is not reinstated within thirty (30) days thereafter; (iii) Dr. Martire or any Physician who succeeds him has his/her medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked due to professional incompetence and the same is not reinstated within thirty (30) days thereafter; (iv) Dr. Martire or any Physician who succeeds him has been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board; (v) Dr. Martire or any Physician who succeeds him fails to comply with the general policies and procedures of the Practice Operator or Manager; (vi) Dr. Martire or any Physician who succeeds him does not comply with applicable standards of providing quality medical care; or (vii) Dr. Martire or any Physician who succeeds him demonstrates professional incompetence in the rendering of quality medical care, as determined by the Manager at its sole discretion. Notwithstanding the foregoing, if this Agreement would terminate as a result of the action described in (i) through (iv) of this Section 11.3 applying to a Physician, then this Agreement still shall not terminate if such Physician is terminated by the Practice Operator within thirty (30) calendar days after the Practice Operator receives written notice from Manager to terminate such Physician’s employment with the Practice Operator; provided, however, if the event precludes such Physician from practicing medicine, the applicable Physician must be terminated immediately. If the Practice Operator does have the obligation to replace the terminated Physician pursuant to the foregoing sentence, then the Practice Operator shall have twelve (12) months from the date of the terminated Physician’s departure to make such replacement.

11.4 Other Termination. Manager shall be entitled to terminate this Agreement by delivering notice of termination to the Practice Operator in the event the Practice Operator breaches the terms of this Agreement, including but not limited to the failure or other inability of the Practice Operator to timely pay the Management Fee and does not cure such breach within fifteen (15) days after Manager provides the Practice Operator with such notice of termination. Moreover, Manager shall be entitled to terminate this Agreement by delivering notice of termination to the Practice Operator in the event the Practice Operator: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating the Practice Operator bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of the Practice Operator or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

11.5 Effect of Termination. Upon termination of this Agreement: (i) neither Party shall be discharged from any previously accrued obligation which remains outstanding; (ii) any sums of money owing by one Party to the other shall be paid immediately, prorated through the Termination Date; (iii) the Practice Operator shall return to Manager all originals and copies of Manager’s confidential information in the possession of the Practice Operator or any other person or entity to whom the Practice Operator has delivered originals or copies; (iv) the Practice Operator and Manager shall perform such matters as are necessary to wind up their activities under this Agreement in an orderly manner; (vi) the Practice Operator shall vacate and surrender to Manager the Premises, Equipment and all other property of Manager in the same condition as received, reasonable wear and tear excepted; and (vii) each Party shall have the right to pursue other legal or equitable relief as may be available depending upon the circumstances of the termination.

11.6 Intentionally Omitted.

11.7 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both the Practice Operator and Manager in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Practice Operator and Manager shall amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between the Practice Operator and Manager. Notwithstanding the preceding sentence, to the extent such Laws relate to the Management Fee, the terms set forth on Exhibit 11.6 attached hereto shall govern and control.

12 RECORDS AND RECORDKEEPING.

12.1 Access to Information. The Practice Operator hereby authorizes and grants to Manager full and complete access to all information, instruments and documents relating to the Practice which may be reasonably requested by Manager to perform its obligations hereunder, and shall disclose and make available to representatives of Manager for review and photocopying all relevant books, agreements, papers and records of the Practice.

12.2 Ownership and Inspection of Records.

12.2.1 At all times during and after the Term, all patient medical records shall be and remain the sole property of the Practice Operator. All such patient medical records shall be prepared and maintained in accordance with all applicable Laws regarding confidentiality and retention. The patient medical records shall be maintained and kept at the Premises of the Practice and upon termination of this Agreement, all such patient medical records shall be and remain in the possession of the Practice Operator. To the extent permitted by applicable law, Manager shall be permitted to retain true and complete copies of such records, at its expense.

12.2.2 At all times during and after the Term, all business records and information, including but not limited to, all books of account and general administrative records and all information generated under or contained in the management information system pertaining to the Practice, relating to the business and activities of Manager, shall be and remain the sole property of Manager.

12.2.3 The Practice Operator shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives, during regular business hours, at the principal place of business of the Practice Operator, any Practice records determined by Manager to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

12.3 Confidentiality of Records. Manager and the Practice Operator will adopt procedures to assure the confidentiality of the records relating to the operations of Manager, the Practice Operator and the Practice, including but not limited to all statistical, financial and personnel data related to the operations of Manager, the Practice Operator or the Practice, which information is not otherwise available to third parties publicly or by law.

12.4 Storage of Records. The Practice Operator agrees to store all records in its possession, including but not limited to patient medical records, at its sole cost and expense, for a minimum of seven (7) years from the date of the last activity recorded in such records. At the end of the aforedescribed seven (7) year period, the Practice Operator shall be entitled to dispose of such records as it deems necessary or appropriate; provided, however, the Practice Operator shall provide prior written notice to Manager of the Practice Operator’s intent to dispose of such records and shall provide Manager with a thirty (30) calendar day period, from the date that such notice is given by the Practice Operator, for Manager to take control of or copy any or all of the records to be disposed of by the Practice Operator, at the sole cost and expense of Manager.

13 INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.

13.1 License of the Practice Operator’s Name and Logo. The Practice Operator agrees to provide Manager with access, without charge, to the outcomes and other data developed by the Practice Operator for use in the operation of the Practice. Manager may include its name and the names of the Practice Operator and the Physicians on any letterhead, professional announcements, brochures, promotional materials, private placements, public offerings, and the like relating to the Practice Operator or Manager.

13.2 Proprietary Property. Manager is and shall be the sole owner and holder of all right, title and interest to the proprietary property of Manager consisting of all copyright, service mark and trademark rights and interests in the logo, management information and other systems, forms, form contracts, and policy manuals relating to the Practice, excluding any logos purchased or created solely by the Practice Operator. The Practice Operator agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of Manager.

13.3 Use of Management Information System (MIS).

13.3.1 Practice’s Use of Manager’s MIS. The Practice Operator shall use all software and hardware provided by Manager pursuant to this Agreement, in accordance with and subject to all of the terms and conditions of any license or sublicense agreements, leases or any other agreements that such software and hardware are subject to, and shall not allow or permit any person to use the software or hardware or any portion thereof in violation of any such license, sublicense, agreements, lease or any other agreements. Notwithstanding any provision in this Agreement to the contrary, the Practice Operator may, at its option and sole cost and expense, acquire hardware and software as it deems appropriate for internal record keeping purposes.

13.3.2 Manager’s Use of Practice’s MIS. The Practice Operator shall permit Manager to use software and hardware owned or licensed by the Practice Operator and used in the operation of the Practice immediately preceding the Effective Date, and software and hardware of the Practice Operator, if any, owned or licensed by the Practice Operator after the Effective Date. Manager shall be responsible to obtain all necessary software licenses and permissions for the foregoing.

13.4 Confidentiality. The Practice Operator acknowledges that during the course of its relationship with Manager hereunder, the Practice Operator may be given access to or may become acquainted with Confidential Business Information (as defined below) of Manager. In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable Law, the Practice Operator hereby agrees not to disclose or use any of the Confidential Business Information except in connection with the services rendered to the Practice Operator, as provided herein for the Term of this Agreement and an additional period of five (5) years thereafter. For purposes of this Agreement, “Confidential Business Information” shall mean certain confidential information and trade secrets of Manager relating to its business, including but not limited to the confidential information and trade secrets regarding: (a) business methods; (b) facilities; (c) billing records; (d) tax returns and records; (e) any records, memoranda and correspondences dealing with the business of Manager; (f) policies; (g) financial and operational information, including all insurance records; (h) internal memoranda; (i) form agreements, checklists or pleadings; (j) contracts or agreements executed by or on behalf of Manager with any person or entity, including, but not limited to, hospitals, clinics, medical offices and centers; (k) information regarding advantageous business relationships with hospitals and other facilities; (l) officer, director and shareholder information; (m) suppliers, marketing, and other information and know-how, all relating to or useful in Manager’s business and which have not been disclosed to the general public; and (n) this Agreement. The Practice Operator agrees and acknowledges that the Confidential Business Information of Manager, as such may exist from time to time, constitutes valuable, confidential, special, and unique assets of Manager. The parties hereto agree that the documents relating to the business of Manager, including all Confidential Business Information, are the exclusive property of Manager. The Practice Operator understands and agrees that its obligations and duties under this Section do not cease upon termination of this Agreement and, further, the Practice Operator shall return all such documents (including any copies thereof) to Manager immediately upon the termination of this Agreement.

14 MISCELLANEOUS.

14.1 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Florida, without regard to conflict of laws principles. With respect to any legal proceeding brought by Manager which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Burleigh County, ND. With respect to any legal proceeding brought by the Shareholder or the Practice Operator which arises out of or relates to this Agreement or the transactions contemplated hereby, exclusive jurisdiction and venue with respect to such matter shall lie in any state or federal court within Orange County, FL. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

14.2 Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by each of Manager and the Practice Operator, except that amendments to Section 4.14 or 4.15 shall require the written consent of Manager, the Practice Operator and the Shareholder(s) of the Practice Operator.

14.3 Assignment. Manager shall have the right to assign, transfer, sell or pledge its rights hereunder without any required consent: (i) to any Affiliate of Manager; (ii) to a third party as part of a sale of substantially all or a part of Manager’s business; and (iii) to any lending institution, for security purposes or as collateral, from which Manager obtains financing, which right of assignment shall include any right of Manager as a third-party beneficiary; provided, however, that no such assignment, transfer or sale shall relieve Manager from its obligations hereunder, and provided further that any assignment under clause (i) or (ii) shall also be subject to the assumption by the transferee (as co-obligor with Manager) of the duties, obligations and covenants of Manager under this Agreement. Except as set forth in this Agreement, neither Manager nor the Practice Operator shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party. An “assignment” by the Practice Operator in violation of this provision shall include, without limitation, any transfer of ownership interests of the Practice Operator, any reorganization of the Practice Operator, any merger of the Practice Operator and any sale of substantially all of the assets, of the Practice Operator. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

14.4 Requirement of Good Faith. Wherever this Agreement provides for a determination, decision, selection, consent, approval or adoption by either Party hereto, the determination, decision, selection, consent, approval or adoption by said Party shall be made in good faith and in the sole and absolute discretion of said Party notwithstanding any requirement to consult with the other Party.

14.5 Force Majeure. Except with respect to payment obligations, neither Party shall be liable nor deemed to be in default for any delay or failure in performance under the Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions beyond the reasonable control of either Party. However, both Parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

14.6 Indemnification. Each party shall indemnify, defend and hold harmless the other party and its Affiliates from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement by such party, or any of its employees, agents, contractors or subcontractors or any matters with respect to the business of a party for which the other party has no responsibility or obligation including, without limitation, all liabilities, losses, claims, lawsuits, injuries, costs, damages or expenses incurred by Manager as a result of any allegations that Physicians have violated the federal or the applicable State’s self-referral and anti-kickback laws or Physician malpractice or negligence claims.

14.7 Access to Records. As an independent contractor of the Practice Operator, Manager shall, in accordance with Section 1395x(V)(1)(I) of Title 42 United States Code, until the expiration of four (4) years after the termination of this Agreement, make available upon written request to the Secretary of the United States Department of Health and Human Services

(“USDHHS”), or upon request of the Comptroller General of the United States General Accounting Office (“USGAO”), or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that in the event Manager carries out any duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such agreement shall contain a clause to the effect that until expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request, to the Secretary of the USDHHS, or, upon request, to the Comptroller General of the USGAO, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organizations as are necessary to verify the nature and extent of such costs.

14.8 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term contained in this Agreement shall be effective unless in writing and signed by the waiving Party, and no waiver in any one or more instances shall be deemed to be a continuing waiver of any such condition or breach in another instance or a waiver of any other condition or breach of any other term.

14.9 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.10 Entire Understanding. This Agreement supersedes all prior oral and written understandings and agreements between the Parties hereto. The Parties acknowledge and agree that this document, together with its all schedules, exhibits and attachments, which are hereby incorporated herein and made a part hereof in their entirety by this reference, and all other documents specifically referenced herein, constitute the entire agreement between the Parties regarding the services to be provided by the Parties hereto.

14.11 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out of this Agreement.

14.12 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given: (i) when received if given in person; (ii) on the date of acknowledgement of receipt if sent by facsimile or other wire transmission or by overnight courier; or (iii) five days after being deposited in the U.S. mail, certified mail, return receipt requested, postage prepaid:

If to the Manager, addressed as follows:

    PainCare Acquisition Company VI, Inc.

    37 North Orange Avenue

    Ste. 500

    Orlando, Florida 32801

    Attention: President

    Facsimile: (407) 926-9916

If to the Practice Operator, addressed as follows:

    121 West Century Avenue

    Bismarck, North Dakota 58501

    Attention: President

    Facsimile:

If to Michael P. Martire, M.D., addressed as follows:

    Same as above

    Facsimile:

or to such other individual or address as a Party hereto may designate for itself by notice to the other Party given as herein provided.

14.13 Headings. The headings preceding the text of sections of this Agreement and the exhibits, attachments and schedules hereto are for convenience only and shall not be deemed part of this Agreement.

14.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

14.15 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to a Party, but the same shall be distinct, separate, and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

14.16 Attorneys’ Fees. In the event of any suit under this Agreement or otherwise between Practice Operator and Manager, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.17 Authorized Persons. Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, such consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any officer of the Party rendering such consent, approval or determination, or such Party’s board of directors.

14.18 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.19 Survival. All of the representations, warranties, covenants and agreements contained in this Agreement are material and have been relied upon by the parties to this Agreement and shall survive upon the termination of this Agreement for their applicable statute of limitations.

14.20 Additional Representations. Manager hereby represents and warrants to the Practice Operator that neither the Manager nor its parent company, PainCare Holdings, Inc. has a financial relationship of any kind with any other heath care provider within 100 miles of Practice Operator’s present location.

15 DISPUTE RESOLUTION

15.1 Dispute Resolution.

15.1.1 General. In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of the Parties, then such dispute shall (i) be resolved by non-binding arbitration conducted in the manner set forth in Section 15.1.2, and (ii) in the event that such dispute is not amicably resolved by such non-binding arbitration, then the Parties may seek to enforce their rights in the courts of competent jurisdiction.

15.1.2 Arbitration. In the event of the occurrence of a dispute which cannot be amicably resolved by the good faith efforts of the Parties, either Party may, by notice to the other Party, commence a non-binding arbitration to resolve such dispute by providing written notice to the other Party, which notice (a “Arbitration Notice”) shall inform the other Party of such dispute and the issues to be resolved and shall contain a list of three (3) recommended individuals to serve as the arbiters. Within ten (10) business days after the receipt of such Arbitration Notice, the other Party shall respond by written notice to the Party initiating arbitration, which notice shall contain a list of three (3) recommended individuals to serve as the arbiters and which may add additional issues to be resolved. The recommended arbiters shall be individuals with experience in the healthcare industry and shall not be an employee, director, shareholder or agent of either Party or of an Affiliate or subsidiary of either Party, or otherwise involved (whether by contract or otherwise) in the affairs of either Party. If, within twenty (20) business days after receipt of such Arbitration Notice, the Parties shall have been unable to mutually agree upon an individual to serve as an arbiter, then the Parties may seek to enforce their rights in the Courts of competent jurisdiction. If, within twenty (20) business days after receipt of such Arbitration Notice, the Parties shall have mutually agreed upon an individual to serve as an arbiter, then the arbiter shall conduct a arbitration in an effort to resolve such dispute as follows: (i) Within thirty (30) business days after selection, the arbiter shall hold a hearing to resolve each of the issues identified by the Parties. Each Party shall be represented at the hearing by up to two (2) employees of such Party, one of whom is an officer of such Party, and may be represented by counsel. The hearing shall be held in a mutually agreeable location. No discovery will be conducted, unless the Parties otherwise mutually agree. (ii) At least ten (10) business days prior to the date set for the hearing, each Party shall submit to the other Party and the arbiter a proposed ruling on each issue to be resolved, which writing (A) may, in addition to containing the proposed rulings, contain arguments or analyses of the facts or issues and (B) shall be limited to not more than twenty (20) pages. (iii) Each Party shall be entitled to no more than three (3) hours of hearing time to present oral testimony. The oral testimony of both Parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbiter to determine whether the Parties have had the presentation time to which they are entitled. (iv) At the hearing, the arbiter shall attempt to resolve each issue in dispute between the Parties. If the arbiter shall be unable to resolve any issue, the arbiter shall provide the Parties with the arbiter’s non-binding ruling on each such issue. The arbiter shall, in rendering his decision, apply the substantive law of the State of Florida, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The arbitration proceeding shall be confidential. Except as required by law, no Party shall make (or instruct the arbiter to make) any public announcement with respect to the proceedings or rulings of the arbiter without the prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the rulings of the arbiter, shall be kept in confidence by the Parties and the arbiter, except as required by applicable law. (vi) Each Party shall pay its own costs (including, without limitation, attorney’s fees) and expenses in connection with such arbitration. The fees and expenses of the arbiter shall be shared equally by the Parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MANAGER:

PAINCARE ACQUISITION COMPANY VI, INC., a Florida business corporation

By:	/s/ Randy Lubinsky
Print:	Randy Lubinsky
Its:	Chief Executive Officer

PRACTICE OPERATOR:

SPINE, ORTHOPEDIC AND PAIN CENTER, P.C., a North Dakota professional corporation

By:	/s/Michael P. Martire
Michael P. Martire, M.D., President

/s/ Michael P. Martire
Michael P. Martire, M.D., as the sole shareholder of the Practice Operator